EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2015 RESULTS

NASHVILLE, Tenn. (April 20, 2015)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce, patient experience, and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2015.

Highlights:

•	Revenues of $47.2 million in the first quarter of 2015, up 23% from $38.3 million in the first quarter of 2014

•	Operating income of $4.8 million in the first quarter of 2015, up 45% from $3.3 million in the first quarter of 2014

•	Net income of $2.7 million in the first quarter of 2015, up 40% from $1.9 million in the first quarter of 2014, and earnings per share (EPS) of $0.10 per share (diluted) in the first quarter of 2015, compared to $0.07 per share (diluted) in the first quarter of 2014

•	Adjusted EBITDA[1] of $8.4 million in the first quarter of 2015, up 39% from $6.1 million in the first quarter of 2014

•	Completed the acquisition of HealthLine Systems on March 16, 2015 for approximately $88.1 million

Financial Results:
First Quarter 2015 Compared to First Quarter 2014
Revenues for the first quarter of 2015 increased by $8.8 million, or 23 percent, to $47.2 million, compared to $38.3 million for the first quarter of 2014.

Revenues from our HealthStream Workforce Solutions segment increased by $7.6 million, or 25 percent, when compared to the first quarter of 2014. Revenues from our subscription-based solutions increased by approximately $7.4 million, or 25 percent, over the prior year first quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues from ICD-10-readiness training products were approximately $7.1 million in the first quarter of 2015, compared to $6.6 million in the prior year first quarter. In addition, revenues from our acquisition of Health Care Compliance Strategies (HCCS), which was consummated on March 3, 2014, were approximately $2.1 million during the first quarter of 2015, compared to $89,000 during the first quarter of 2014.

Revenues from our HealthStream Patient Experience Solutions segment increased by $594,000, or eight percent, when compared to the first quarter of 2014. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $818,000, or 14 percent, when compared to the first quarter of 2014. Revenues from other products, including surveys conducted on annual or bi-annual cycles and consulting/coaching services, collectively decreased by $225,000 compared to the first quarter of 2014.

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

During the first quarter of 2015, we formed the HealthStream Provider Solutions segment, which is a combination of two previously acquired businesses: HealthLine Systems (HLS) and Sy.Med Development (Sy.Med). First quarter 2015 revenues in this segment, which included Sy.Med and approximately two weeks of revenue contributions from HealthLine Systems, increased $584,000. Revenues from the HealthLine Systems acquisition, which was consummated on March 16, 2015, were $342,000 during the first quarter of 2015.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the first quarter of 2015, HealthStream reported a $578,000 reduction to GAAP revenues and corresponding reductions of $578,000 to operating income and $328,000 to net income as a result of deferred revenue write-downs for the HLS and HCCS acquisitions. During the first quarter of 2014, HealthStream reported a $369,000 reduction to GAAP revenues and corresponding reductions of $369,000 to operating income and $215,000 to net income as a result of deferred revenue write-downs for the HCCS and Baptist Leadership Group acquisitions. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $4.8 million for the first quarter of 2015 compared to $3.3 million for the first quarter of 2014. The growth in operating income was due to the increases in revenue discussed above, which was partially offset by increased operating expenses associated with higher royalties, personnel additions, transaction costs from the HLS acquisition, depreciation and amortization, and other general expenses. In addition, operating income in the first quarter of 2015 was impacted by the $578,000 deferred revenue write-down for HLS and HCCS.

Net income was $2.7 million in the first quarter of 2015 compared to $1.9 million in the first quarter of 2014. Earnings per share were $0.10 per share (diluted) for the first quarter of 2015, compared to $0.07 per share (diluted) for the first quarter of 2014.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 39 percent to $8.4 million for the first quarter of 2015, compared to $6.1 million for the first quarter of 2014.

At March 31, 2015, the Company had cash and marketable securities of $64.4 million and outstanding borrowings under our revolving credit facility of $28.0 million. Capital expenditures totaled $4.3 million for the first quarter of 2015.

Other Business Updates
At March 31, 2015, we had approximately 4,270,000 total subscribers implemented to use and 4,426,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber for Workforce Solutions
We view the metric, “Annualized Revenue per Implemented Subscriber for our Workforce Solutions” (“Workforce ARIS”), as one of several insightful measures of our progress in growing the value of our customer base. Workforce ARIS represents the quarter’s revenue from our subscription-based solutions, annualized, then divided by the quarter’s average total number of implemented subscribers. Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions.

For the first quarter of 2015, HealthStream’s Workforce ARIS was $34.63, an increase of four percent over last year’s first quarter and an increase of $0.20 per implemented subscriber over the fourth quarter of 2014. Subscription-based revenues increased 25 percent compared to last year’s first quarter while implemented subscribers increased 19 percent over the same period last year.

In March 2015, HealthStream completed the acquisition of San Diego-based HealthLine Systems, a leading healthcare credentialing and privileging company. With the acquisition, HealthStream added important capabilities to its talent management offering for healthcare organizations, which includes solutions to manage workforce qualifications and competencies. Over 1,000 healthcare facilities have implemented and are currently using HealthLine’s installed or SaaS-based credentialing and privileging solution to manage, validate, and analyze provider data.

Financial Outlook for 2015
The Company’s updated guidance for the full year of 2015, which is set forth below, includes the estimated impact of the HealthLine Systems acquisition.

We anticipate that consolidated revenues will grow 18 to 21 percent as compared to 2014 and will be derived from the following three areas. First, we anticipate that revenue growth in our Workforce Solutions segment will be in the 15 to 18 percent range. Second, we expect our Patient Experience Solutions segment’s revenue to increase by approximately one to three percent. Third, we anticipate our new segment, Provider Solutions—which consists of our recent HealthLine Systems acquisition and Sy.Med—to contribute between $11 million and $14 million in revenues during 2015. We expect HealthLine Systems to contribute between $7 million to $9 million of this total, which is the estimated amount after the write-down of the acquired deferred revenue balance as required under GAAP.

We anticipate that the Company’s 2015 full-year operating income will decrease between 25 and 35 percent as compared to full-year 2014 results. This operating income range takes into account the following:

•	Between $6.5 million and $7.5 million of write-down to the deferred revenue balances of recently acquired HealthLine Systems

•	Approximately $1 million of transaction costs related to the HealthLine Systems acquisition

•	An increased rate of investment over full-year 2014 in HealthStream’s product development related to new products, enhancements to existing products, and integration of acquired products—including an increase in investment in HealthLine System’s products

•	An increase in sales and marketing investments, including the Company’s customer Summit, which will be held in Nashville during the second quarter of 2015.

The Company funded the purchase of HealthLine Systems with approximately $60 million of cash on hand and $28 million of borrowings under its revolving credit facility. Accordingly, we expect to incur between $400,000 and $500,000 in interest expense in 2015, which will be reported in other income (expense). We expect the effective interest rate on these borrowings to be approximately two percent per annum based on current interest rates.

We anticipate that our full-year 2015 capital expenditures will be between $11 million and $14 million. We expect our effective tax rate during 2015 to be between 42 percent and 44 percent.

The aforementioned guidance does not include the impact from any other acquisitions that we may complete during 2015.

Commenting on first quarter 2015 results, Robert A. Frist, Jr., chief executive officer of HealthStream, said “We are starting the year strong with solid financial performance. Compared to the first quarter last year, our revenues were up 23 percent, operating income was up 45 percent, and net income was up 40 percent. Having completed our acquisition of HealthLine Systems in March, we are pleased to welcome HealthLine customers and employees to HealthStream. We look forward to investing in and working to grow our market presence for all of our product portfolios, including our new credentialing and privileging solutions from HealthLine Systems.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, April 21, 2015, at 9:00 a.m. (EST). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #24941193) for U.S. and Canadian callers and 404-537-3406 (conference ID #24941193) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a useful measure of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one to two year period following the completion of any particular acquisition, so our GAAP revenues for this one to two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, over 4.4 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in San Diego, California, Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, Jericho, New York, and San Diego, California. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2015	2014
Revenues	$47,156	$38,350
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	20,193	16,926
Product development	4,646	3,546
Sales and marketing	7,347	6,947
Other general and administrative	6,927	5,232
Depreciation and amortization	3,253	2,401

Total operating expenses	42,366	35,052
Operating income	4,790	3,298
Other income	9	45

Income before income taxes	4,799	3,343
Income tax provision	2,077	1,395

Net income	$2,722	$1,948

Net income per share:
Net income per share, basic	$0.10	$0.07

Net income per share, diluted	$0.10	$0.07

Weighted average shares outstanding:
Basic	27,703	27,453

Diluted	28,068	27,906

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	March 31,	December 31,
	2015	2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$34,764	$81,995
Marketable securities	29,611	38,973
Accounts and unbilled receivables, net	37,032	34,845
Prepaid and other current assets	23,329	18,798

Total current assets	124,736	174,611
Capitalized software development, net	13,456	12,706
Property and equipment, net	10,823	9,442
Goodwill and intangible assets, net	145,359	56,709
Other assets	5,068	3,794

Total assets	$299,442	$257,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$21,773	$23,543
Deferred revenue	66,531	53,716

Total current liabilities	88,304	77,259
Long term debt	28,000	—
Deferred tax liabilities, non-current	5,547	5,838
Deferred revenue, noncurrent	3,855	3,657
Other long-term liabilities	2,691	2,649

Total liabilities	128,397	89,403
Shareholders’ equity:
Common stock	175,369	174,926
Comprehensive loss	(16)	(37)
Accumulated deficit	(4,308)	(7,030)

Total shareholders’ equity	171,045	167,859

Total liabilities and shareholders’ equity	$299,442	$257,262

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2014.

HEALTHSTREAM, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	March 31,	March 31,
	2015	2014
Operating activities:
Net income	$2,722	$1,948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,253	2,401
Deferred income taxes	—	1,395
Share-based compensation	409	384
Provision for doubtful accounts	7	70
Loss on non-marketable equity investments	3	—
Other	225	376
Changes in assets and liabilities:
Accounts and unbilled receivables	1,049	(5,107)
Prepaid and other assets	(1,944)	(2,501)
Accounts payable, accrued and other liabilities	(3,598)	1,629
Deferred revenue	6,881	8,599

Net cash provided by operating activities	9,007	9,194

Investing activities:
Business combinations, net of cash acquired	(88,075)	(12,501)
Changes in marketable securities	9,158	5,341
Investments in non-marketable equity investments	(1,000)	(250)
Purchases of property and equipment	(2,313)	(1,104)
Payments associated with capitalized software development	(2,023)	(1,464)

Net cash used in investing activities	(84,253)	(9,978)

Financing activities:
Borrowings under revolving credit facility	28,000	—
Proceeds from exercise of stock options	247	449
Taxes paid related to net settlement of equity awards	(213)	(152)
Payment of earn-outs related to acquisitions	(19)	(5)

Net cash provided by financing activities	28,015	292

Net decrease in cash and cash equivalents	(47,231)	(492)
Cash and cash equivalents at beginning of period	81,995	59,537

Cash and cash equivalents at end of period	$34,764	$59,045

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	March 31,
	2015	2014
GAAP net income	$2,722	$1,948
Interest income	(55)	(59)
Interest expense	43	12
Income tax provision	2,077	1,395
Share-based compensation expense	409	384
Depreciation and amortization	3,253	2,401

Adjusted EBITDA	$8,449	$6,081

GAAP revenues	$47,156	$38,350
Add: deferred revenue write-down	578	369

Non-GAAP revenues	$47,734	$38,719

GAAP operating income	$4,790	$3,298
Add: deferred revenue write-down	578	369

Non-GAAP operating income	$5,368	$3,667

GAAP net income	$2,722	$1,948
Add: deferred revenue write-down, net of tax	328	215

Non-GAAP net income	$3,050	$2,163

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2015 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #